As filed with the Securities and Exchange Commission on April 7, 2008

 Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lazard Group LLC
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	51-0278097 (I.R.S. Employer Identification No.)

30 Rockefeller Plaza
New York, New York 10020
(212) 632-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott D. Hoffman, Esq.
General Counsel
Lazard Group LLC
30 Rockefeller Plaza
New York, New York 10020
(212) 632-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

 Copy to:

Erik R. Tavzel, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019
(212) 474-1000

Approximate date of commencement of proposed sale to the public:  May 2, 2008.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)
Senior Notes	$439,687,500(2)	$17,280

(1)	The registration fee has been calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION.  DATED APRIL 7, 2008.

PRELIMINARY PROSPECTUS

% Senior Notes Due

This prospectus relates to the remarketing of up to $437,500,000 aggregate principal amount of 6.120% senior notes initially due 2035 issued by Lazard Group LLC in May 2005, which we refer to in this prospectus as the “senior notes”. In connection with the remarketing, the interest rate on the senior notes and maturity will be reset as described under “Description of Remarketed Senior Notes” in this prospectus.  The senior notes were issued as a component of our 6.625% Equity Security Units, which we refer to in this prospectus as the “equity security units”. Each equity security unit initially consisted of (a) a contract to purchase, for $25, a specified number of shares of Lazard Ltd Class A common stock on May 15, 2008, and (b) a 1/40, or 2.5%, ownership interest in a Lazard senior note initially due 2035, with a principal amount of $1,000.

The senior notes will mature on           . We will make semi-annual interest payments in arrears on each May 15 and November 15 until maturity. The interest rate on the senior notes will be reset at     % per annum, effective on and after May    , 2008. The senior notes are issuable in denominations of $1,000 and integral multiples of $1,000.

The senior notes are currently unsecured and rank equally with all of our other unsecured and unsubordinated debt. In addition, the senior notes are structurally subordinated to any indebtedness of our subsidiaries. In connection with the remarketing, we may secure the senior notes depending on market conditions at the time of the remarketing.

If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described in this prospectus under “Description of Remarketed Senior Notes—Special Event Redemption”.

The senior notes are being remarketed by                         , as remarketing agent, pursuant to a remarketing agreement among Lazard Ltd, Lazard Group LLC and The Bank of New York.  In connection with the remarketing, Lazard Group LLC may purchase all or a portion of the notes included in the remarketing. Lazard Group LLC will not directly receive any proceeds from the remarketing, but Lazard Group LLC expects such proceeds to be used to satisfy the common stock purchase obligations of the holders of our equity security units. See “Use of Proceeds”.

Investing in the senior notes involves risks. See “Risk Factors” on page 4 of this prospectus and the risks described in the documents incorporated by reference in this prospectus before you make any decision to invest in the senior notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the senior notes or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Price to the public	%	$
Remarketing fee to the remarketing agent	0.25%	$
Net proceeds to holders of senior notes	%	$

The senior notes are not, and are not expected to be, listed on any securities exchange or included in any automated quotation system.

The remarketing agent expects to deliver the senior notes in book-entry form only through the facilities of The Depository Trust Company on or about May     , 2008.

Remarketing Agent

May           , 2008

i

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, the terms:

●	“Lazard Group”, refers to Lazard Group LLC, a Delaware limited liability company that is the holding company for our businesses,

●
“Lazard Ltd” refers to Lazard Ltd, a Bermuda exempt company, whose shares of Class A common stock are publicly traded on the New York Stock Exchange under the symbol “LAZ”. Lazard Ltd’s subsidiaries include Lazard Group and its respective subsidiaries, and

●	“Lazard”, “we”, “us” and “our” refer to Lazard Group and Lazard Ltd and their subsidiaries.

We prepare our financial statements in U.S. dollars and prepare our financial statements, including all of the financial statements incorporated by reference or included in this prospectus, in conformity with accounting principles generally accepted in the U.S., or “U.S. GAAP”. We have a fiscal year end of December 31. In this prospectus, except where otherwise indicated, references to “$” or “dollars” are to the lawful currency of the U.S.

Prior to Lazard Ltd’s equity public offering on May 10, 2005, our historical results of operations were reported as a historical partnership and did not include, among other things, payments for services rendered by our managing directors as compensation expense. Such payments are included in subsequent periods. Therefore, historical results for periods prior to the equity public offering on May 10, 2005 and periods subsequent thereto are not comparable.

The Lazard logo and the other trademarks, trade names and service marks of Lazard mentioned in this prospectus, including Lazard®, are the property of, and are used with the permission of, us and our subsidiaries.

This prospectus contains summaries of certain provisions contained in some of the documents described herein. Please refer to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of the documents referred to herein have been filed, or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described under “Where You Can Find More Information”.

In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the offered securities under applicable laws or regulations.

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. The distribution of this prospectus and sale of these securities in certain jurisdictions may be restricted by law. Persons in possession of this prospectus are required to inform themselves about and observe any such restrictions. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

SUMMARY
Lazard Group LLC

We are a preeminent international financial advisory and asset management firm that has long specialized in crafting solutions to the complex financial and strategic challenges of our clients. We serve a diverse set of clients around the world, including corporations, partnerships, institutions, governments and high-net worth individuals. The first Lazard partnership was established in 1848. Over time we have extended our activities beyond our roots in New York, Paris and London. We currently operate from 39 cities in key business and financial centers across 21 countries throughout Europe, North America, Asia, Australia and South America. We focus primarily on two business segments, Financial Advisory and Asset Management. We believe that the mix of our activities across business segments, geographic regions, industries and investment strategies helps to diversify and stabilize our revenue stream.

Our principal executive offices are located in the United States at 30 Rockefeller Plaza, New York, New York 10020, with a general telephone number of (212) 632-6000, in France at 121 Boulevard Haussmann, 75382 Paris Cedex 08, with a general telephone number of 33-1-44-13-01-11 and in the United Kingdom at 50 Stratton Street, London W1J 8LL, with a general telephone number of 44-207-187-2000. We maintain an Internet site at http://www.lazard.com. Our website, and the information contained on or connected to our website site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase senior notes.

THE REMARKETING

Issuer	Lazard Group LLC

Senior notes
$437,500,000 aggregate principal amount of senior notes
due                    ,                  aggregate principal amount of which are being hereby remarketed on behalf of holders of equity security units for which the senior notes serve as collateral and any holders of senior notes held separately from the equity security units who elect to participate in the remarketing.

Maturity date
The senior notes will mature on                .  If the remarketing of the senior notes is successful, we may reset the maturity date of the senior notes to any date no earlier than May 15, 2010 and no later than May 15, 2035.  If the remarketing is successful, we expect to reset the maturity to                    .  See “Description of Remarketed Senior Notes—Principal, Maturity and Interest” for a description of a successful remarketing.

Interest	The senior notes will bear interest at the reset rate of % per year. Interest on the senior notes will accrue at the reset rate from and including May , 2008.

Interest payment dates	Semi-annually in arrears on May 15 and November 15 of each year. The first interest payment on the remarketed senior notes at the reset rate will be made on November 15, 2008.

Special event redemption
If a special event occurs and is continuing, we may, at our option, redeem the senior notes in whole, but not in part, at the redemption price described under “Description of Remarketed Senior Notes—Special Event Redemption”.

Covenants
The indenture governing the senior notes does not generally contain financial or operating covenants or restrictions, such as limitations on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. The indenture contains no covenants or other provisions to afford protection to holders of the senior notes in the event we incur substantial additional indebtedness, whether or not in connection with a change in control.

Listing	The senior notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Governing law	The senior notes and the indenture are governed by the laws of the State of New York.

Trustee, registrar and paying agent for the senior notes; purchase contract agent, collateral agent and custodial agent for the equity security units	The Bank of New York

Risk factors
An investment in the senior notes involves risk. You should carefully consider the information set forth under “Risk Factors” beginning on page 4 of this prospectus and all of the information included or incorporated by reference in this prospectus before deciding to invest in the senior notes.

Use of proceeds
Lazard Group will not directly receive any of the proceeds from the remarketing.

Proceeds from the remarketing attributable to senior notes that are part of normal equity security units (i.e., units consisting, prior to the settlement of the remarketing, of an interest in a senior note and a related purchase contract) that participate in the remarketing will be used as follows:

	● to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the senior notes so remarketed,

●     to pay the collateral agent, for the benefit of Lazard Ltd, the amount required to settle the applicable holder’s obligation to purchase Class A common stock of Lazard Ltd under the related stock purchase contracts, and

	● the remaining proceeds, if any, will be remitted to the purchase contract agent for payment on a pro-rata basis to the holders of normal equity security units participating in the remarketing.

Proceeds from the remarketing attributable to any separate notes (i.e., senior notes that have been separated from the related purchase contract) that participate in the remarketing will be used as follows:

	● to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the separate notes so remarketed, and

	● the remaining proceeds will be remitted to the custodial agent for payment on a pro-rata basis to the holders of separate notes participating in the remarketing.

Our participation in the remarketing	In connection with the remarketing, Lazard Group may purchase all or a portion of the notes included in the remarketing.

Ratio of earnings to fixed charges	For the Year Ended December 31,
	2007	2006	2005	2004	2003
	3.82	3.79	4.65	7.65	10.20

For a more complete discussion of the senior notes, see “Description of Remarketed Senior Notes”.

RISK FACTORS

Investing in the senior notes involves risks. In considering whether you should invest in the senior notes, you should consider all of the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the risk factors described below and in the documents incorporated herein by reference prior to the date of this prospectus.

Risks Related to the Senior Notes

If an active trading market does not develop for the senior notes, you may not be able to resell your senior notes.

There is currently no public market for the senior notes held separately from the equity security units and we do not expect to list the senior notes on any national securities exchange or include them on any automated quotation system. The liquidity of any market for the senior notes will depend upon various factors, including:

●	the number of holders of the senior notes;

●	the interest of securities dealers in making a market for the senior notes;

●	the overall market for investment grade securities;

●	our financial performance and prospects; and

●	the prospects for companies in our industry generally.

In addition, the liquidity of the trading market in the senior notes, and the market price quoted for the senior notes, may be adversely affected by changes in the overall market for fixed income securities generally. As a result, an active trading market may not develop for the senior notes. If no active trading market develops, you may not be able to resell your senior notes.

We could incur significant additional indebtedness in the future, which could impair our ability to make payments under the senior notes.

The senior notes and the indenture governing the senior notes generally do not contain restrictive covenants, such as a limitation on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us. There are no provisions applicable to the senior notes that limit the amount of additional indebtedness that Lazard Group may incur, whether or not in connection with a change in control. Thus, we may incur substantial additional indebtedness in the future, which could affect our ability to make payments under the senior notes.

Holders of senior notes have only limited rights of acceleration.

Holders of senior notes may accelerate payment of the principal and accrued and unpaid interest on the senior notes only upon the occurrence and continuation of an event of default. An event of default is generally limited to payment defaults, breaches of specific covenants, non-payment of certain indebtedness and specific events of bankruptcy, insolvency and reorganization relating to us.

We may redeem the senior notes upon the occurrence of a special event.

We may, at our option, redeem the senior notes, on not less than 30 days’ nor more than 60 days’ prior written notice, in whole but not in part, at any time if a special event occurs and continues under the circumstances described in this prospectus. See “Description of Remarketed Senior Notes—Special Event Redemption”. If we exercise this option, the senior notes will be redeemed at the redemption price described in this prospectus. If the senior notes are redeemed, we will pay the redemption price in cash to the holders of the senior notes. A special event redemption will be a taxable event to the holders of the senior notes.

Lazard Group is the sole obligor under the senior notes. Neither Lazard Ltd nor Lazard Group’s subsidiaries will guarantee Lazard Group’s obligations under the senior notes and they do not have any obligations with respect to the senior notes. The senior notes will be effectively subordinated to Lazard Group’s existing and future secured indebtedness to the extent of the value of the assets securing that indebtedness and structurally subordinated to all indebtedness and other obligations of Lazard Group’s subsidiaries.

Lazard Group has no operations of its own and derives all of its revenue and cash flow from its subsidiaries. Neither Lazard Ltd nor Lazard Group’s subsidiaries will guarantee the senior notes. Lazard Ltd and Lazard Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due under the senior notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the consequent rights of holders of senior notes to realize proceeds from the sale of any of those subsidiaries’ assets will be structurally subordinated to the claims of any subsidiary’s creditors, including trade creditors and holders of debt of those subsidiaries. As a result, the senior notes are structurally subordinated to the prior payment of all of the debts (including trade payables) of Lazard Group’s subsidiaries. Lazard Group’s subsidiaries have a significant amount of indebtedness. The total balance sheet liabilities of Lazard Group’s subsidiaries as of December 31, 2007, excluding unused commitments made by lenders, was approximately $3.7 billion including $1.8 billion of debt.

The trading price of the senior notes may not fully reflect the value of their accrued but unpaid interest.

The senior notes may trade at a price that does not fully reflect the value of their accrued but unpaid interest. If you dispose of your senior notes between record dates for interest payments, you will be required to include in gross income for U.S. federal income tax purposes the daily portions of original issue discount, if any, through the date of disposition as ordinary income, and to add this amount to your adjusted tax basis in the senior notes disposed of.  To the extent the selling price is less than your adjusted tax basis, you will recognize a loss.  Some or all of this loss may be capital loss. The deductibility of capital losses for U.S. federal income tax purposes against ordinary income is subject to certain limitations.

If you hold the senior notes in book-entry form, you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

Unless and until definitive senior notes are issued in exchange for book-entry interests in the senior notes, owners of the book-entry interests will not be considered owners or holders of senior notes. Instead, the common depository, or its nominee, will be the sole holder of the senior notes.

Payments of principal and interest and any other amounts owing on or in respect of the senior notes in global form will be made to The Bank of New York, as paying agent, which will make payments to The Depository Trust Company, or DTC. Thereafter, these payments will be credited to DTC participants’ accounts (including Euroclear and Clearstream, Luxembourg) that hold book-entry interests in the senior notes in global form and credited by such participants to indirect participants. After payment to DTC or the common depository, none of us, any of our affiliates, the trustee or any payment agent will have any responsibility or liability for any aspect of the records relating to or payments of interest, principal or other amounts to DTC, Euroclear and/or Clearstream, Luxembourg or to owners of book-entry interests.

Unlike holders of the senior notes themselves, owners of book-entry interests will not have the direct right to act upon solicitations for consents or requests for waivers or other actions from holders of the senior notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC, Euroclear and/or Clearstream, Luxembourg or, if applicable, from a participant. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

The lack of physical certificates could also:

●	result in payment delays on your senior notes because the trustee will be sending distributions on the senior notes to DTC and Euroclear and Clearstream, Luxembourg instead of directly to you;

●	make it difficult for you to pledge your senior notes if physical certificates are required by the party demanding the pledge; and

●	hinder your ability to resell your senior notes because some investors may be unwilling to buy securities that are not in physical form.

FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated herein by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act”, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act”. We have made statements in this prospectus and in the information incorporated by reference in this prospectus under the captions “Business”, “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this prospectus that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties outlined in “Risk Factors”, including the following:

●	a decline in general economic conditions or the global financial markets,

●	losses caused by financial or other problems experienced by third parties,

●	losses due to unidentified or unanticipated risks,

●	a lack of liquidity, i.e., ready access to funds, for use in our businesses, and

●	competitive pressure.

These risks and uncertainties are not exhaustive. Other sections of this prospectus may include additional factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about the:

●	business’ possible or assumed future results of operations and operating cash flows,

●	business’ strategies and investment policies,

●	business’ financing plans and the availability of short-term borrowing,

●	business’ competitive position,

●	future acquisitions, including the consideration to be paid and the timing of consummation,

●	potential growth opportunities available to our businesses,

●	recruitment and retention of our managing directors and employees,

●	target levels of compensation expense,

●	business’ potential operating performance, achievements, productivity improvements, efficiency and cost reduction efforts,

●	likelihood of success and impact of litigation,

●	expected tax rate,

●	changes in interest and tax rates,

●	expectation with respect to the economy, securities markets, the market for mergers and acquisitions activity, the market for asset management activity and other industry trends,

●	effects of competition on our business, and

●	impact of future legislation and regulation on our business.

We are committed to providing timely and accurate information to the investing public, consistent with our legal and regulatory obligations. To that end, we use our websites to convey information about our businesses, including the anticipated release of quarterly financial results, quarterly financial, statistical and business-related information, and the posting of updates of assets under management, or AUM, in various mutual funds, hedge funds and other investment products managed by LAM and its subsidiaries. Monthly updates of these funds are posted to the LAM website (www.lazardnet.com) on the 3rd business day following the end of each month. Investors can link to Lazard Ltd, Lazard Group and their operating company websites through http://www.lazard.com. Our websites and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus and you should not rely on any such information in making your decision whether to invest in the senior notes.

RELATIONSHIP OF THE EQUITY SECURITY UNITS TO THE REMARKETING

In May 2005, Lazard issued and sold an aggregate of 17,500,000 equity security units, 11,500,000 of which were sold to various investors pursuant to a registration statement on Form S-1 and 6,000,000 of which were sold to Natixis (formerly, IXIS Corporate & Investment Bank) in a transaction exempt from the registration requirements of the Securities Act. Each equity security unit initially consisted of (a) a contract to purchase, for $25, a specified number of shares of Lazard Ltd Class A common stock on May 15, 2008, and (b) a 1/40, or 2.5%, ownership interest in a Lazard senior note initially due 2035, with a principal amount of $1,000.

The ownership interest in the senior note was initially held as a component of an equity security unit and pledged to secure the holder’s obligation to purchase shares of Lazard Ltd Class A common stock under the related purchase contract.  Under the terms of the equity security units, holders may separate the purchase contract and senior note component of their normal equity security units.  We refer to such separated notes as “separate notes”, and we refer to equity security units consisting of both the purchase contract and senior note component as “normal equity security units”.  Senior notes that are part of normal equity security units that participate in the remarketing will be released from the pledge securing the purchase contract obligations.

Under the terms of the equity security units, we have engaged                                   , as remarketing agent, to remarket the senior notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between, among others, us and the remarketing agent. See “Plan of Distribution”.

We will not directly receive any of the proceeds from the remarketing.  Proceeds from the remarketing attributable to senior notes that are part of normal equity security units that participate in the remarketing will be used as follows:

●	to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the senior notes so remarketed,

●
to pay the collateral agent, for the benefit of Lazard Ltd, the amount required to settle the applicable holder’s obligation to purchase Class A common stock of Lazard Ltd under the related stock purchase contracts, and

●	the remaining proceeds, if any, will be remitted to the purchase contract agent for payment on a pro-rata basis to the holders of normal equity security units participating in the remarketing.

Proceeds from the remarketing attributable to the separate notes, if any, that participate in the remarketing will be used as follows:

●	to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the separate notes so remarketed, and

●	the remaining proceeds will be remitted to the custodial agent for payment on a pro-rata basis to the holders of separate notes participating in the remarketing.

On May 15, 2008, when the related purchase contracts settle, we expect Lazard Ltd to issue up to 17,500,000 shares of Class A common stock, and to receive up to $437,500,000 as payment therefor.  The actual number of shares to be issued by Lazard Ltd will depend on the trading price of its common stock during a specified twenty-day trading period. Lazard Ltd expects to use the proceeds from the settlement of the purchase contracts for general corporate purposes.

USE OF PROCEEDS

Lazard Group will not directly receive any of the proceeds from the remarketing. See “Plan of Distribution”.

Proceeds from the remarketing attributable to senior notes that are part of normal equity security units that participate in the remarketing will be used as follows:

●	to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the senior notes so remarketed,

●
to pay the collateral agent, for the benefit of Lazard Ltd, the amount required to settle the applicable holder’s obligation to purchase Class A common stock of Lazard Ltd under the related stock purchase contracts, and

●	the remaining proceeds, if any, will be remitted to the purchase contract agent for payment on a pro-rata basis to the holders of normal equity security units participating in the remarketing.

Proceeds from the remarketing attributable to the separate notes, if any, that participate in the remarketing will be used as follows:

●	to pay the remarketing agent a remarketing fee of not more than 25 basis points (0.25%) of the aggregate principal amount of the separate notes so remarketed, and

●	the remaining proceeds will be remitted to the custodial agent for payment on a pro-rata basis to the holders of separate notes participating in the remarketing.

In connection with the remarketing, Lazard Group may purchase all or a portion of the notes included in the remarketing.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007 on an actual basis. This table should be read in conjunction with “Use of Proceeds” contained elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes included in Lazard Group’s most recent Annual Report on Form 10-K.

As of December 31, 2007
($ in thousands)
Cash and cash equivalents	$1,000,573
Debt:
Notes payable—revolving credit agreement	$-
Capital lease obligations	27,122
7.125% senior notes due 2015	550,000
6.85% senior notes due 2017	600,000
6.120% senior notes initially due 2035	437,500
Subordinated debt:
Convertible debt	150,000
Total debt	1,764,622
Minority interest	51,755
Members’ deficiency	(26,307)
Total minority interest and members’ deficiency	25,448
Total capitalization	$1,790,070

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for Lazard Group and its subsidiaries on a consolidated basis for the periods indicated.

For purposes of computing the ratio of earnings to fixed charges:

●
earnings represent income from continuing operations before income taxes and minority interest in net income and, for periods prior to May 10, 2005, the date of Lazard Ltd’s equity public offering, before distributions for services rendered by managing directors and employee members of LAM, and before fixed charges; and

●	fixed charges represent the interest expense and portion of rental expense from continuing operations, which represents an appropriate interest factor.

	For the Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	3.82	3.79	4.65	7.65	10.20

DESCRIPTION OF REMARKETED SENIOR NOTES

The senior notes were initially issued in May 2005 in the aggregate principal amount of $437.5 million in connection with the issuance of the equity security units.  The senior notes were issued under the indenture, dated as of May 10, 2005, between us and The Bank of New York, as trustee, as supplemented by the second supplemental indenture dated as of May 10, 2005 and further supplemented by the third supplemental indenture dated as of December 19, 2005.  In this description, the words “we”, “us”, “our” and “Lazard Group” refer only to Lazard Group LLC and not to Lazard Ltd or any of Lazard Group’s subsidiaries.  When we refer to the indenture in this prospectus, we are referring to the indenture as supplemented by the second and third supplemental indentures.  Any senior notes we sell under this prospectus must be, at the time of sale, “investment grade securities”, as defined in General Instruction I.B.2 to Form S-3, as promulgated from time to time by the Securities and Exchange Commission, which we refer to in this prospectus as the “SEC”.

The following summary of certain provisions of the indenture and the senior notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture, including, without limitation, the definitions of certain terms in the indenture.  Copies of the indenture are available upon request at the address indicated under “Where You Can Find More Information”.

The aggregate principal amount of senior notes to be remarketed pursuant to this prospectus is $           million.  As described under “—Further Issuances”, under the indenture we can issue additional notes at later dates.  In addition, we can issue additional series of debt securities without limitation as to aggregate principal amount under the indenture in the future.

General

The senior notes will be represented only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount.  The senior notes will be represented by one or more global certificates registered in the name of a nominee of The Depository Trust Company, which we refer to in this prospectus as “DTC”.

The senior notes will not be entitled to the benefit of any sinking fund.  The senior notes may not be redeemed prior to their reset stated maturity except as described below.  In connection with the remarketing, we may secure the senior notes or amend their terms depending on market conditions at the time of the remarketing.

Principal, Maturity and Interest

The senior notes will mature on                .  If the remarketing of the senior notes is successful, the maturity date of the senior notes may be reset to any date no earlier than May 15, 2010 and no later than May 15, 2035.  If the remarketing is successful, the maturity is expected to be reset to                    .  A remarketing will be successful if the remarketing agent remarkets the senior notes included in the remarketing at a price equal to 100.5% of the aggregate principal amount of senior notes included in the remarketing.

Interest on the senior notes will accrue at a reset rate of      % per annum, effective on and after May    , 2008.  Interest on the senior notes will be payable semi-annually in arrears on each May 15 and November 15 until maturity.  Interest on the senior notes will accrue from the later of May    , 2008 and the date on which it was most recently paid.  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

In the event that any date on which interest is payable on the senior notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that, if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the senior notes, increase the principal amount of senior notes under the indenture and issue such increased principal amount (or any portion thereof), in which case any additional senior notes so issued will have the same form and terms (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue), and will carry the same right to receive accrued and unpaid interest, as the senior notes previously issued, and such additional senior notes will form a single series with the previously issued senior notes, including for voting purposes.

There are no provisions in either the indenture or the senior notes that protect the holders in the event that Lazard Group incurs substantial additional indebtedness, whether or not in connection with a change in control.

Special Event Redemption

If a special event occurs and is continuing, Lazard Group may, at its option, redeem the senior notes in whole, but not in part, at any time at the redemption price for each senior note referred to below. Installments of interest on senior notes which are due and payable on or prior to a redemption date will be payable to holders of the senior notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a special event, Lazard Group exercises its option to redeem the senior notes, the proceeds of the redemption will be payable in cash to the holders of the senior notes.

“Special event” means either a redemption accounting event or a tax event.

“Redemption accounting event” means the receipt, at any time prior to May 15, 2008, by the audit committee of Lazard Ltd’s board of directors of a written report in accordance with SAS No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles”, from our independent auditors, provided at the request of management, to the effect that, as a result of any change in accounting rules or interpretations thereof after May 4, 2005, we must either (a) account for the purchase contracts under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (or otherwise mark-to-market or measure the fair value of all or any portion of the purchase contracts with changes appearing in our statement of income) (or any successor accounting standard) or (b) account for the equity security units using the if-converted method under SFAS No. 128, Earnings Per Share (or any successor accounting standard), and that such accounting treatment will cease to apply upon redemption of the senior notes.

“Tax event” means the receipt by Lazard Group of an opinion of nationally recognized tax counsel to the effect that there is more than an insubstantial increase in the risk that interest payable by Lazard Group on the senior notes on the next interest payment date is not, or within 90 days of the date of such opinion, will not be deductible, in whole or in part, by Lazard Group for U.S. federal income tax purposes as a result of (i) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the U.S. or any political subdivision or taxing authority thereof or therein affecting taxation (other than any such amendment, change or announced proposed change to the so-called “earnings stripping” provisions of Section 163(j) of the Internal Revenue Code, which limit the ability of U.S. corporations to deduct interest on certain debt owed to or guaranteed by related foreign persons), (ii) any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation, pronouncement or application that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on May 4, 2005, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after May 4, 2005.

“Redemption price” means for each senior note the greater of (a) the principal amount of the senior note and (b) the product of the principal amount of the senior note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is, in the case of a special event redemption occurring after a successful remarketing of the senior notes or after the stock purchase date, the aggregate principal amount of the senior notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the special event redemption date for the purchase of the treasury portfolio for settlement on the special event redemption date.

“Treasury portfolio” means a portfolio of zero coupon U.S. treasury securities consisting of principal or interest strips of U.S. treasury securities that mature on or prior to the reset maturity date of the senior notes in an aggregate amount equal to the aggregate principal amount of the senior notes outstanding on the special event redemption date and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, interest or principal strips of U.S. treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the senior notes outstanding on the special event redemption date.

“Quotation agent” means each of Goldman, Sachs & Co. or its successor or any other primary U.S. government securities dealer in New York City selected by Lazard Ltd.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of senior notes to be redeemed at its registered address. Unless Lazard Group defaults in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the senior notes. In the event any senior notes are called for redemption, neither Lazard Group nor the trustee will be required to register the transfer of or exchange the senior notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

Ranking

The senior notes are currently:

●	senior unsecured obligations of Lazard Group,

●	equal in ranking (or “pari passu”) with all our existing and future senior indebtedness, and

●	senior in right of payment to all our existing and future subordinated indebtedness.

As of December 31, 2007, the total outstanding consolidated debt of Lazard Group, excluding unused commitments made by lenders, was approximately $1.8 billion, including, in addition to the senior notes, (i) $1.15 billion of senior indebtedness of Lazard Group, which ranks equally in right of payment with the senior notes, and (ii) $177 million of indebtedness of subsidiaries of Lazard Group (including $150 million of subordinated convertible debt and $27 million in capitalized lease obligations), which effectively ranks senior in right of payment to the senior notes.

We only have a stockholder’s claim on the assets of our subsidiaries.  This stockholder’s claim is junior to the claims that creditors of those subsidiaries have against those subsidiaries.  Holders of the senior notes will only be creditors of Lazard Group, and not of our subsidiaries.  Neither Lazard Ltd nor any of our or Lazard Ltd’s subsidiaries will guarantee the senior notes.  As a result, all the existing and future liabilities of our subsidiaries, including any claims of trade creditors and preferred equity interests, are effectively senior to the senior notes.

The total balance sheet liabilities of Lazard Group’s subsidiaries as of December 31, 2007, excluding unused commitments made by lenders, were approximately $2.0 billion, including $177 million of indebtedness.  Of this subsidiary indebtedness, a financing subsidiary of Lazard Group issued a $150 million subordinated note that Lazard Group has guaranteed.

Lazard Group’s subsidiaries have other liabilities, including contingent liabilities that may be significant.  The indenture does not contain any limitations on the amount of additional debt that we and our subsidiaries may incur.  The amount of this debt could be substantial, and this debt may be debt of our subsidiaries, in which case this debt would be effectively senior in right of payment to the senior notes.

The senior notes are obligations exclusively of Lazard Group.  All of our operations are conducted through subsidiaries.  Therefore, our ability to service our debt, including the senior notes, is dependent upon the earnings of our subsidiaries and their ability to distribute those earnings as dividends, loans or other payments to us.  Certain laws and regulations, including minimum regulatory net capital requirements, restrict the ability of our subsidiaries to pay dividends and make loans and advances to us.  In addition, such subsidiaries have entered into and may enter into contractual arrangements that limit their ability to pay dividends and make loans and advances to us.

Form and Denomination

Global Notes

The senior notes are represented by a global note registered in the name of Cede & Co., as nominee of DTC. For a discussion of global notes, see “—Global Clearance and Settlement”.

Definitive Notes

If Lazard Group issues definitive senior notes, you may have your senior notes broken into more senior notes of the same series of smaller authorized denominations or combined into fewer senior notes of the same series of larger authorized denominations, as long as the total principal amount is not changed. This is called an “exchange”.

You may exchange or transfer definitive senior notes at the office of the trustee. The trustee acts as Lazard Group’s agent for registering senior notes in the names of holders and transferring senior notes. Lazard Group may change this appointment to another entity or itself. The entity performing the role of maintaining the list of registered holders is referred to in this prospectus as the “security registrar”.

You will not be required to pay a service charge to transfer or exchange definitive senior notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

Lazard Group may cancel the designation of any particular transfer agent. Lazard Group also may approve a change in the office through which any transfer agent acts.

Payments

Lazard Group will pay interest to you if you are a direct holder listed in the trustee’s records at the close of business on a particular day in advance of each interest payment date, even if you no longer own the senior note on the interest payment date. That particular day is called the regular record date. The regular record date relating to an interest payment date for any senior note will be the fifteenth calendar day prior to the relevant interest payment date. Holders buying and selling senior notes must work out between them how to compensate for the fact that Lazard Group will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the senior notes to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest”.

Lazard Group will pay interest, principal, any premium and any other money due on the senior notes at the corporate trust office of the trustee in New York City. That office is currently located at 101 Barclay Street, Floor 8 West, New York, New York 10286. You must make arrangements to have your payments picked up at or wired from that office. Lazard Group also may choose to pay interest by mailing checks.

Lazard Group also may arrange for additional payment offices, and may cancel or change these offices, including use of the trustee’s corporate trust office. These offices are called paying agents. Lazard Group also may choose to act as its own paying agent. Lazard Group will notify you of changes in the paying agents for the senior notes.

Notices

Lazard Group and the trustee will send notices regarding the senior notes only to direct holders, using their addresses as listed in the trustee’s records.

Regardless of who acts as paying agent, all money paid by Lazard Group to a paying agent that remains unclaimed at the end of one year after the amount is due to direct holders will be repaid to Lazard Group. After that one-year period, you may look only to Lazard Group or Lazard Ltd for payment and not to the trustee, any other paying agent or anyone else.

Certain Covenants

Limitation on Liens

We shall not, and shall not permit any of our Significant Subsidiaries to, directly or indirectly, incur or suffer to exist, any Lien, which we refer to in this prospectus as the “Initial Lien”, other than Permitted Liens, securing Debt upon any Capital Stock of any of our Significant Subsidiaries that is owned, directly or indirectly, by us or any of our subsidiaries, in each case whether owned at the date of the original issuance of the senior notes or thereafter acquired, or any interest therein or any income or profits therefrom unless we have or such subsidiary has made or will make effective provision whereby the senior notes will be secured by such Lien equally and ratably with (or prior to) all other Debt of Lazard Group or any subsidiary secured by such Lien. Any Lien created for the benefit of the holders of the senior notes pursuant to the preceding sentence will provide by its terms that such Lien will be automatically and unconditionally released and discharged upon release and discharge of the Initial Lien.

Limitation on Dispositions of Capital Stock of Designated Subsidiaries

This paragraph summarizes the covenant described below, which should be read in its entirety by note holders. This covenant requires that if Lazard Group or a subsidiary consummates a sale or other disposition of any Capital Stock of a Designated Subsidiary or a Designated Subsidiary issues Capital Stock, in each case to a person other than Lazard Group or a subsidiary of Lazard Group, then:

●	Lazard Group or such subsidiary must receive consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of such Capital Stock, and

●	Lazard Group or its subsidiaries may be required to offer to redeem, repay or reduce commitments in respect of certain indebtedness or invest in additional assets as follows:

Ownership of Class or Series of Capital Stock After Giving Effect to Transaction	Required Action
Greater than 65%	• none
Greater than 50% and less than 65%	• redeem or repay debt secured by such capital stock, or • reduce commitments under credit facility, or • invest in additional assets, or • offer to purchase senior notes and other Pari Passu Debt
50% or less
• if Lazard Group’s senior unsecured debt has at least one investment grade rating: none

• if Lazard Group’s senior unsecured debt does not have at least one investment grade rating:

    • redeem or repay debt secured by such capital stock, or

    • reduce commitments under credit facility, or

    • offer to purchase senior notes and other pari passu debt, and

    • investment in additional assets not permitted

In certain circumstances, the amount Lazard Group must use as described above is limited to a portion of the fair market value of the consideration attributable to the Capital Stock disposed.

Lazard Group will not, and will not permit any subsidiary to, directly or indirectly, consummate any Designated Subsidiary Stock Disposition unless we or such subsidiary receives consideration at the time of such Designated Subsidiary Stock Disposition at least equal to the fair market value of the Capital Stock included in such Designated Subsidiary Stock Disposition as determined by our board of directors (acting in good faith).

If Lazard Group or any subsidiary engages in a Designated Subsidiary Stock Disposition, Lazard Group or any subsidiary may apply, at its option, no later than six months following the consummation thereof (or, if later, six months after the execution of any agreement with respect to such application, which agreement is signed within six months of the date of such Designated Subsidiary Stock Disposition) an amount equal to the Disposition Amount to:

(1) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(2) permanently reduce the amount of the loan commitments under the Credit Agreement, or

(3) reinvest in Additional Assets.

The amount of the Disposition Amount not applied or invested as provided in this paragraph will constitute the “Excess Disposition Amount”.

When the aggregate Excess Disposition Amount equals or exceeds $25.0 million, Lazard Group will be required to make an offer to purchase for cash the senior notes from all holders and, if applicable, redeem or repay (or make an offer to do so) any other Debt of Lazard Group that is pari passu in payment in right of the senior notes, which we refer to in this prospectus as the “Pari Passu Debt”, and the provisions of which require Lazard Group to redeem or repay such Debt with the proceeds from or as a result of any Designated Subsidiary Stock Dispositions (or offer to do so), in an aggregate principal amount of senior notes and such Pari Passu Debt equal to the Excess Disposition Amount as follows:

(1) Lazard Group will (a) make an offer to purchase for cash (a “Stock Disposition Offer”) the senior notes to all holders in accordance with the procedures set forth in the indenture, and (b) redeem (or make an offer to do so) any such other Pari Passu Debt, pro rata in proportion to the respective principal amounts of the senior notes and such other Pari Passu Debt required to be redeemed, the maximum principal amount of senior notes and Pari Passu Debt that may be redeemed out of the amount (the “Payment Amount”) of such Excess Disposition Amount,

(2) the offer price for the senior notes will be payable in cash in an amount equal to 100% of the principal amount of the senior notes tendered pursuant to a Stock Disposition Offer, plus accrued and unpaid interest thereon, if any, to the date such Stock Disposition Offer is consummated (the “Offered Price”), in accordance with the procedures set forth in the indenture and the redemption price for such Pari Passu Debt (the “Pari Passu Debt Price”) shall be as set forth in the related documentation governing such Debt,

(3) if the aggregate Offered Price of senior notes validly tendered and not withdrawn by holders thereof exceeds the pro rata portion of the Payment Amount allocable to the senior notes, senior notes to be purchased will be selected on a pro rata basis, and

(4) upon completion of such Stock Disposition Offer in accordance with the foregoing provisions, the Excess Disposition Amount with respect to which such Stock Disposition Offer was made shall be reset to zero.

To the extent that the sum of the aggregate Offered Price of senior notes tendered pursuant to a Stock Disposition Offer and the aggregate Pari Passu Debt Price paid to the holders of such Pari Passu Debt is less than the Payment Amount relating thereto, Lazard Group may use such excess amount for general corporate purposes, subject to the provisions of the indenture.

Lazard Group will not, and will not permit any subsidiary to, directly or indirectly, consummate any Deconsolidating Disposition unless:

(1) Lazard Group or such subsidiary receives consideration at the time of such Deconsolidating Disposition at least equal to the fair market value of the Capital Stock as determined by our board of directors (acting in good faith) included in such Deconsolidating Disposition, and

(2) if, immediately after giving effect to such Deconsolidating Disposition and the application of the proceeds therefrom, none of the ratings assigned to the senior unsecured debt securities of Lazard Group by Moody’s, Fitch and S&P are Investment Grade, then no later than 30 business days following the consummation of such Deconsolidating Disposition or, if later, 30 business days following the related ratings action, Lazard Group applies an amount equal to the Disposition Amount to:

(A) redeem or repay any Debt which was secured by the Capital Stock sold or otherwise transferred in such Designated Subsidiary Stock Disposition,

(B) permanently reduce the amount of the loan commitments under the Credit Agreement, or

(C) conduct a Stock Disposition Offer in accordance with the terms of the indenture described above.

In the event of the transfer of substantially all (but not all) of the assets of Lazard Group as an entirety to a person in a transaction covered by and effected in accordance with the covenant described under “—Merger, Consolidation or Sale of Assets”, the Surviving Person shall be deemed to have sold for cash at fair market value the Capital Stock of the Designated Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were a Designated Subsidiary Stock Disposition or Deconsolidating Disposition (with such fair market value being deemed to be the Disposition Amount for such purpose).

We will comply with applicable tender offer rules, including the requirements of Rule 14e-1 under the Exchange Act and any other applicable laws and regulations in connection with the purchase of senior notes pursuant to a Stock Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries” provisions of the indenture by virtue of this compliance.

Certain Definitions

Set forth below is a summary of certain defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Additional Assets” means Capital Stock of an entity primarily engaged in or related to, or property used or useful in, the investment banking or asset management businesses engaged in by Lazard Group and its subsidiaries on the issue date of the senior notes.

“Capital Stock” means, with respect to any person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such person, including preferred stock (other than, solely for the purposes of the covenant described under “—Limitation on Dispositions of Capital Stock of Designated Subsidiaries”, preferred stock that is nonparticipating, nonvoting and nonconvertible), including any debt security convertible or exchangeable into such equity interest. For the avoidance of doubt, the equity units of Lazard Asset Management LLC issued pursuant to the Lazard Asset Management LLC Limited Liability Company Agreement and described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Statement Overview—Minority Interest” in Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2007, shall not constitute a class of Capital Stock of Lazard Asset Management LLC.

“Credit Agreement” means the Senior Revolving Credit Agreement, dated as of May 10, 2005, by and among Lazard Group, Citibank, N.A., The Bank of New York, New York Branch, JPMorgan Chase Bank, N.A. and JPMorgan Chase Bank, N.A., as Administrative Agent, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement governing Debt incurred to refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement.

“Debt” means, with respect to any person (without duplication):

(a) the principal of and premium (if any) in respect of any obligation of such person for money borrowed, and any obligation evidenced by senior notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable,

(b) all obligations of such person as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and leases of property or assets made as part of any sale and leaseback transaction entered into by such person,

(c) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business),

(d) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(e) all obligations of the type referred to in clauses (a) through (d) of other persons and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee,

(f) all obligations of the type referred to in clauses (a) through (d) of other persons secured by any Lien on any property of such person (whether or not such obligation is assumed by such person), and

(g) to the extent not otherwise included in this definition, obligations pursuant to any interest rate agreement, currency exchange protection agreement, commodity price protection agreement or any other similar agreement or arrangement of such person.

“Deconsolidating Disposition” means the sale or other disposition of any Capital Stock of a Designated Subsidiary by Lazard Group or a subsidiary of Lazard Group or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, Lazard Group and its subsidiaries own 50% or less of any series or class of the Capital Stock of such Designated Subsidiary.

“Designated Subsidiary” means Lazard Frères & Co. LLC, Lazard Asset Management LLC, Lazard & Co., Limited and Compagnie Financière Lazard Frères SAS (formerly, Lazard Frères SAS) and each of their respective successors.

“Designated Subsidiary Stock Disposition” means the sale or other disposition of any Capital Stock of a Designated Subsidiary by Lazard Group or a subsidiary of Lazard Group or the issuance of Capital Stock by a Designated Subsidiary if, after giving effect thereto, Lazard Group and its subsidiaries own less than 65% of each series or class of the Capital Stock of such Designated Subsidiary but greater than 50% of each series or class of the Capital Stock of such Designated Subsidiary.

“Disposition Amount” means the amount of cash and the fair market value of any other consideration received in a Designated Subsidiary Stock Disposition or Deconsolidating Disposition, in each case net of:

(1) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel, accountants and investment banks) attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition or Deconsolidating Disposition,

(2) provisions for taxes payable as a result of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition attributable to the portion of the Capital Stock constituting such Designated Subsidiary Stock Disposition or Deconsolidating Disposition (after taking into account any available tax credits or deductions and any tax sharing arrangements), and

(3) the amount of any payments that Lazard Group estimates in good faith will be required to be made in respect of contingent liabilities directly attributable to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition and retained by Lazard Group or any subsidiary after such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, provided that any amount remaining after adjustments, revaluations or liquidations of such contingent liabilities shall constitute a Disposition Amount, provided, however, that if immediately prior to giving effect to such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, Lazard Group and its subsidiaries own in excess of 65% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition or Deconsolidating Disposition, the “Disposition Amount” shall be limited to the portion of the amount of cash and the fair market value of any other consideration attributable to the Capital Stock sold, otherwise disposed of or issued that corresponds to the difference between 65% and the percentage of such class or series of Capital Stock owned by Lazard Group and its subsidiaries after giving effect to such Designated Subsidiary Stock Disposition. Accordingly, if immediately prior to giving effect to a Designated Subsidiary Stock Disposition, Lazard Group and its subsidiaries own 75% of the class or series of Capital Stock that is the subject of such Designated Subsidiary Stock Disposition and after giving effect to such Designated Subsidiary Stock Disposition, Lazard Group and its subsidiaries own 60% of such class or series of Capital Stock, the Disposition Amount shall equal one-third of the amount of cash and the fair market value of any other consideration received in such Designated Subsidiary Stock Disposition, in each case reduced by the one-third of the amounts referred to in clauses (1), (2) and (3) above.

“Investment Grade” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc., or any successor to the rating agency business thereof, which we refer to in this prospectus as “Moody’s”, BBB—(or the equivalent) by Standard & Poor’s Ratings Services, or any successor to the rating agency business thereof, which we refer to in this prospectus as “S&P”, or BBB—(or the equivalent) by Fitch Ratings, or any successor to the rating agency business thereof, which we refer to in this prospectus as “Fitch”.

“Lien” means, with respect to any property of any person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property (including any capital lease obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any sale and leaseback transaction).

“Permitted Liens” means:

(a) Liens on the Capital Stock of a person at the time such person becomes a subsidiary of Lazard Group; provided that any such Lien may not extend to any other property of Lazard Group or any other subsidiary of Lazard Group that is not a direct subsidiary of such person; provided further that any such Lien was not incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such person became a subsidiary of Lazard Group,

(b) Liens on the Capital Stock of any subsidiary of Lazard Group to secure any refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (a) above; provided that any such Lien shall be limited to all or part of the same Capital Stock that secured the original Lien and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (a) above at the time the original Lien became a Permitted Lien under the indenture, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred in connection with such refinancing, and

(c) Liens securing Debt of any subsidiary of Lazard Group owing to Lazard Group.

“Significant Subsidiary” means any subsidiary that would be a “Significant Subsidiary” of Lazard Group within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

Merger, Consolidation or Sale of Assets

The indenture provides that Lazard Group shall not merge, consolidate or amalgamate with or into any other person (other than a merger of a wholly owned subsidiary into Lazard Group) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its property in any one transaction or series of related transactions unless:

(a) Lazard Group shall be the surviving person (the “Surviving Person”) or the Surviving Person (if other than Lazard Group) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation or limited liability company organized and existing under the laws of the U.S., any State thereof, the District of Columbia, Australia, Bermuda, Canada, Japan, Sweden, the U.K. or any country that is a member of the European Monetary Union and was a member of the European Monetary Union on January 1, 2004,

(b) the Surviving Person (if other than Lazard Group) expressly assumes, by supplemental indenture in form satisfactory to the trustee, executed and delivered to the trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the senior notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the indenture to be performed by Lazard Group,

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the property of Lazard Group, such property shall have been transferred as an entirety or virtually as an entirety to one person and/or such person’s subsidiaries,

(d) immediately before and immediately after giving effect to such transaction or series of related transactions, no default or event of default shall have occurred and be continuing,

(e) Lazard Group shall deliver, or cause to be delivered, to the trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent in the indenture relating to such transaction have been complied with, and

(f) Lazard Group shall have delivered to the trustee an opinion of counsel to the effect that the holders will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such transaction or series of transactions and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction or series of transactions had not occurred.

For the purposes of this covenant, the sale, transfer, assignment, lease, conveyance or other disposition of all the property of one or more subsidiaries of Lazard Group, which property, if held by Lazard Group instead of such subsidiaries, would constitute all or substantially all the property of Lazard Group on a consolidated basis, shall be deemed to be the transfer of all or substantially all the property of Lazard Group.

Additional Amounts

If, following a transaction to which the provisions of the indenture described above under “—Merger, Consolidation or Sale of Assets” applies, the Surviving Person is organized other than under the laws of the U.S., any state thereof or the District of Columbia, all payments made by the Surviving Person under, or with respect to, the senior notes will be made free and clear of, and without withholding or deduction for or on account of, any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto), which we collectively refer to in this prospectus as the “Taxes”, imposed or levied by or on behalf of the jurisdiction of organization of the Surviving Person or any political subdivision thereof or taxing authority therein, which we refer to in this prospectus as a “Taxing Jurisdiction”, unless the Surviving Person is required to withhold or deduct Taxes by law or by the official interpretation or administration thereof.

If the Surviving Person is so required to withhold or deduct any amount for, or on account of, such Taxes from any payment made under or with respect to the senior notes, the Surviving Person will pay such additional amounts, which we refer to in this prospectus as “Additional Amounts”, as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount such holder would have received if such Taxes had not been required to be withheld or deducted, subject to certain exceptions described in the indenture.

The foregoing provisions will survive any termination or discharge of the indenture.

Events of Default

Each of the following constitutes an event of default with respect to the senior notes:

(1) a default in payment of the principal amount or redemption price with respect to any senior note when such amount becomes due and payable,

(2) our failure to pay interest (including additional interest, if applicable) on any senior note within 30 days of when such amount becomes due and payable,

(3) our failure to comply with any of our covenants or agreements in the indenture or the senior notes (other than a failure that is subject to the foregoing clause (1) or (2)) and our failure to cure (or obtain a waiver of) such default and such failure continues for 60 days after written notice is given to us as provided below,

(4) a default under any debt for money borrowed by us or any subsidiary that results in acceleration of the maturity of such debt, or failure to pay any such debt at maturity, in an aggregate amount greater than $25.0 million or its foreign currency equivalent at the time without such debt having been discharged or acceleration having been rescinded or annulled within 10 days after receipt by us of notice of the default by the trustee or holders of not less than 25% in aggregate principal amount of the senior notes then outstanding,

(5) any judgment or judgments for the payment of money (to the extent not insured by a reputable and creditworthy insurer that has not contested coverage with respect to the underlying claim) in an aggregate amount in excess of $25.0 million (or its foreign currency equivalent at the time) that shall be rendered against us or any subsidiary and that shall not be waived, satisfied or discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect, and

(6) certain events of bankruptcy, insolvency or reorganization affecting us or any Significant Subsidiary.

A default under clause (3) is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the senior notes then outstanding notify us of the default and we do not cure such default within the time specified after receipt of such notice.  Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default”.

We will deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officers’ certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action we are taking or propose to take with respect thereto.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to us) shall have occurred and be continuing, the trustee or the registered holders of not less than 25% in aggregate principal amount of the senior notes then outstanding may declare, by notice to us in writing (and to the trustee, if given by holders of such senior notes) specifying the event of default, to be immediately due and payable the principal amount of all the senior notes then outstanding, plus accrued but unpaid interest to the date of acceleration.  In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to us shall occur, such amount with respect to all the senior notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the senior notes.  After any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the registered holders of a majority in aggregate principal amount of the senior notes then outstanding may, under certain circumstances, rescind and annul such acceleration and waive such event of default if all events of default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the senior notes, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.  Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the senior notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the senior notes.

No holder of senior notes will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default,

(b) the registered holders of at least 25% in aggregate principal amount of the senior notes then outstanding have made a written request and offered indemnity to the trustee reasonably satisfactory to it to institute such proceeding as trustee,

(c) the trustee does not comply with the request within 60 days, and

(d) the trustee shall not have received from the registered holders of a majority in aggregate principal amount of the senior notes then outstanding a direction inconsistent with such request within such 60-day period.

However, such limitations do not apply to a suit instituted by a holder of any senior note for enforcement of payment of the principal of, and premium, if any, or interest on, such note on or after the respective due dates expressed in such senior note.

The indenture provides that if a default with respect to the senior notes occurs and is continuing and is known to the trustee, the trustee must mail to each noteholder notice of the default within 90 days after it occurs.  The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interest of the holders of the senior notes.

The indenture requires us to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.  Within 30 days after the occurrence of any default or event of default, we are required to deliver to the trustee written notice in the form of an officer’s certificate a statement specifying our status and what actions we are taking or propose to take with respect thereto.

Modification and Waiver

There are three types of changes Lazard Group can make to the indenture and the senior notes.

Changes Requiring Your Approval

First, there are changes that cannot be made to the indenture or the senior notes without your specific approval. Following is a list of those types of changes:

●	change the stated maturity of the principal or interest on a senior note,

●	reduce any amounts due on a senior note, including amounts payable as set forth below under “—Payment of Additional Amounts”,

●	reduce the amount of principal payable upon acceleration of the maturity of a senior note following an event of default,

●	change the place or currency of payment for a senior note,

●	materially impair your right to sue for payment,

●	reduce the percentage in principal amount of senior notes whose holders must consent to an amendment, supplement or waiver,

●
materially modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without your consent, and

●
change in any manner adverse to the interests of the holders the obligations of Lazard Group in respect of the due and punctual payment of principal and interest on the senior notes, interest payments on overdue interest payments and principal amounts due under the senior notes and any other payments due to holders of the senior notes under the senior notes.

Changes Not Requiring Approval

The second type of change does not require any vote by holders of the senior notes. This type is limited to corrections and clarifications and certain other changes that would not adversely affect holders of the senior notes. Lazard Group also may make changes or obtain waivers that do not adversely affect a particular senior note, even if they affect other senior notes. In those cases, Lazard Group needs only to obtain any required approvals from the holders of the affected senior notes.

Changes Requiring a Majority Vote

Any other change to the indenture and the senior notes must be approved by the holders of a majority in principal amount of the senior notes. Most changes fall into this category.

The same vote would be required for Lazard Group to obtain a waiver of a past default. However, Lazard Group cannot obtain a waiver of a payment default or any other aspect of the indenture or the senior notes listed in the first category described previously under “—Changes Requiring Your Approval” unless Lazard Group obtains your individual consent to the waiver.

Further Details Concerning Voting

Senior notes will not be considered outstanding, and therefore not eligible to vote, if Lazard Group has deposited with the trustee or any paying agent other than Lazard Group or set aside in trust for you money for their payment or redemption.

Lazard Group generally will be entitled to set any day as a record date for the purpose of determining the holders of outstanding senior notes that are entitled to vote or take other action under the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If Lazard Group or the trustee sets a record date for a vote or other action to be taken by holders of senior notes, that vote or action may be taken only by persons who are holders of outstanding senior notes on the record date and must be taken within 180 days following the record date or another period that Lazard Group may specify (or as the trustee may specify, if it set the record date). Lazard Group may shorten or lengthen (but not beyond 180 days) this period from time to time.

“Street name” and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if Lazard Group seeks to change the indenture or the senior notes or request a waiver.

Discharge of the Indenture

When (i) we deliver to the trustee all outstanding senior notes (other than senior notes replaced because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding senior notes have become due and payable (or will become due and payable within one year), whether at maturity or as a result of the mailing of a notice of redemption as described above, and we irrevocably deposit with the trustee funds sufficient to pay at maturity or upon redemption all outstanding senior notes, including interest thereon, and if in either case we pay all other sums related to the senior notes payable under the indenture by us, then the indenture shall, subject to certain surviving provisions, cease to be of further effect.  The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the senior notes on our demand accompanied by an officers’ certificate and an opinion of counsel of Lazard Group.

Payment of Additional Amounts

All amounts payable (whether in respect of principal, interest, distributions or otherwise) in respect of the senior notes will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, levies, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the U.S. or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, levies, assessments or governmental charges is required by law. In that event, Lazard Group in respect of the senior notes will pay, or cause to be paid, such additional amounts receivable by a holder after such withholding or deduction shall equal the respective amounts that would have been receivable by such holder had no such withholding or deduction been required, provided that such holder provides Lazard Group a duly executed IRS Form W-9 or appropriate IRS Form W-8. The foregoing shall not apply to any holder that is described in Section 881(c)(3) of the Internal Revenue Code; provided, however, Lazard Group will not withhold on any amounts payable in respect of the senior notes to any holder that has provided appropriate documentation establishing an exemption from withholding under an applicable tax treaty.

Regarding the Trustee

The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture.  During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and provisions of the Trust Indenture Act that are incorporated by reference therein contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise.  The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

Governing Law

The indenture and the senior notes will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

SEC Reports

Notwithstanding that we may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, we will file with the SEC and provide the trustee and holders of senior notes with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation (and not a foreign private issuer) subject to such Sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that we will not be so obligated to file such information, documents and reports with the SEC if the SEC does not accept our filings.

Global Clearance and Settlement

The senior notes will be represented by one or more global securities registered in the name of a nominee of DTC. We refer to the global securities representing the senior notes as the “global notes”. Each global note will be issued only in fully registered form and will be issued without interest coupons.

You may hold your beneficial interests in a global note directly through DTC if you have an account at DTC, or indirectly through organizations that have accounts at DTC.

Global Notes

A global note is a special type of indirectly held security in the form of a certificate held by a depositary for the investors in a particular issue of securities. Since Lazard Group chose to issue the senior notes in the form of a global note, the ultimate beneficial owners can only be indirect holders. This is done by requiring that the global notes be registered in the name of a financial institution selected by Lazard Group and by requiring that the senior notes included in the global note not be transferred to the name of any other direct holder unless the special circumstances described below occur.

The financial institution that acts as the sole direct holder of a global note is referred to in this prospectus as the “depositary”. Any person wishing to own a senior note must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. In the case of the senior notes, DTC will act as depositary and Cede & Co. will act as its nominee.

Except under the limited circumstances described below, a global note may be transferred, in whole and not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in a global note will be represented, and transfers of such beneficial interests will be made, through accounts of financial institutions acting on behalf of beneficial owners either directly as account holders, or indirectly through account holders, at DTC.

Beneficial interests in the global note will be in multiples of $1,000.

Special Investor Considerations for Global Securities

As an indirect holder, an investor’s rights relating to the global note will be governed by the account rules of the investor’s financial institution and of the depositary, DTC, as well as general laws relating to securities transfers. Lazard Group will not recognize this type of investor as a holder of senior notes and instead will deal only with DTC, the depositary that holds the global note.

A holder of senior notes should be aware that because these securities have been issued only in the form of global securities:

●	The investor cannot get senior notes registered in his or her own name.

●	The investor cannot receive physical certificates for his or her interest in the senior notes.

●
The investor will be a “street name” (in computerized book-entry form) holder and must look to his or her own bank or broker for payments on the senior notes and protection of his or her legal rights relating to the senior notes.

●
The investor may not be able to sell interests in the senior notes to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.

●
DTC’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global securities. Lazard Group and the trustee have no responsibility for any aspect of DTC’s actions or for its records of ownership interests in the global note. None of Lazard Group, Lazard Ltd or the trustee supervises DTC in any way.

Description of DTC

DTC has provided the following description of DTC to Lazard Group.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for financial institutions that have accounts with it, and to facilitate the clearance and settlement of securities transactions between the account holders through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates. DTC account holders include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system is also available to banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a DTC account holder, either directly or indirectly. DTC’s rules are on file with the SEC.

DTC’s records reflect only the identity of its participants to whose accounts beneficial interests in the global note are credited. These participants may or may not be the owners of the beneficial interests so recorded. The participants will be responsible for keeping account of their holdings on behalf of their beneficial owners.

Definitive Securities

In a few special situations described in the next paragraph, a global note will terminate and interests in it will be exchanged for physical certificates representing senior notes. After that exchange, the choice of whether to hold the senior notes directly or in “street name” (in computerized book-entry form) will be up to the investor. Investors must consult their own bank or broker to find out how to have their interests in senior notes transferred to their own name, so that they will be direct holders.

The special situations for termination of the global securities are:

●
When DTC notifies Lazard Group that it is unwilling, unable or no longer qualified to continue as depositary and, in either case, Lazard Group fails to appoint a successor depositary within 90 days of such event.

●	When an event has occurred that constitutes, or with the giving of notice or passage of time would constitute, an event of default and has not been cured. See “—Events of Default”.

Lazard Group would issue definitive senior notes:

●	only in fully registered form,

●	without interest coupons, and

●	in denominations of $1,000 and even multiples of $1,000.

When a global note terminates, DTC (and not Lazard Group, Lazard Ltd, or the trustee) is responsible for deciding the names of the institutions that will be the initial direct holders.

Exercise of Legal Rights Under the Senior Notes

Lazard Group’s obligations, as well as the obligations of the trustee and those of any third parties employed by Lazard Group, Lazard Ltd or the trustee, run only to persons who are registered as holders of senior notes. Lazard Group and Lazard Ltd do not have obligations to you so long as the senior notes you hold are issued in the form of a global note, or if definitive securities are issued, if you hold in “street name” or by other indirect means. For example, once Lazard Group makes payment to the registered holder, it has no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a “street name” customer but does not do so.

So long as you hold senior notes as a beneficial interest in a global note or if Lazard Group issues definitive securities and you hold them in “street name”, you should check with the institution through which you hold your beneficial interest to find out, among other things:

●	how it handles securities payments and notices,

●	whether it imposes fees or charges,

●	how it would handle voting if ever required,

●	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below, and

●	how it would pursue rights under the senior notes if there were a default or other event triggering the need for holders to act to protect their interests.

Payment and Paying Agents

The trustee will make payments of principal of, and interest and any premium on, each global note to Cede & Co., the nominee for DTC, as the registered owner. The principal of, and interest and any premium on, the global note will be payable in immediately available funds in U.S. dollars.

We understand that it is DTC’s current practice, upon DTC’s receipt of any payment of principal of, or interest or any premium on, global securities such as the global note, to credit the accounts of DTC account holders with payment in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in the global note held through these participants will be the responsibility of the participants, as is now the case with securities held for the accounts of customers registered in “street name”.

None of Lazard Ltd, Lazard Group, nor the trustee will have any responsibility or liability for any aspect of DTC’s or its participants’ records relating to, or payments made on account of, beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

“Street name” holders and other owners of beneficial interests in a global note should consult their banks or brokers for information on how they will receive payments.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes.   This discussion applies to you only if you purchase the senior notes in the remarketing and you hold the senior notes as capital assets (generally, for investment).   In particular, this discussion does not apply to you if you are a member of a special class of holders subject to special rules, including:

●	dealers in securities or currencies;

●	financial institutions;

●	regulated investment companies;

●	real estate investment trusts;

●	tax-exempt entities;

●	insurance companies;

●	persons holding the senior notes as part of a straddle, hedging, constructive sale, conversion or other integrated transaction for U.S. federal income tax purposes;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons liable for alternative minimum tax;

●	U.S. individual or corporate expatriates;

●	entities treated as “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes;

●	investors in pass-through entities (including partnerships); or

●	U.S. holders (as defined below) whose “functional currency” is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended (or the Code), its legislative history, existing and proposed U.S. Treasury regulations, published rulings and court decisions, all as in effect on the date of this prospectus.  These laws are subject to change or different interpretation, possibly retroactively.  This discussion does not address state, local or foreign tax consideration.  This discussion is general in nature and does not constitute tax advice.

If you are considering the purchase of the senior notes, you should consult with your own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of purchasing, owning and selling the senior notes in your particular circumstances.

Classification of the Senior Notes

We believe that the senior notes will be treated as debt instruments for U.S. federal income tax purposes.   By purchasing the senior notes, you agree to treat the senior notes as a debt for all U.S. federal income tax purposes.  The remainder of this discussion assumes such treatment.

Senior Notes Held By U.S. Holders

U.S. Holder.  For purposes of this discussion, you are a “U.S. holder” if you are a beneficial owner of the senior notes and you are:

●	a citizen or resident of the United States;

●	a U.S. domestic corporation, or other entity treated as a domestic corporation, for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

If a partnership is a beneficial owner of the senior notes, the tax treatment of a partner in such partnership generally will depend on the status of such partner and the activities of such partnership.  If you are a partner in a partnership holding the senior notes, you should consult your own tax advisors.

Accrual of Interest.  Interest will be taxable to you as ordinary income at the time you receive or accrue it, depending upon your regular method of tax accounting.  It is possible, however, that the Internal Revenue Service (or IRS) would disagree with this treatment of the senior notes, and would instead treat the senior notes as “contingent debt obligations” for U.S. federal income tax purposes.   Such treatment could significantly alter the amount, timing and character of income and gain you realize on the senior notes.  You should consult your own tax advisor concerning alternative treatments of the senior notes.

Tax Basis in Senior Notes.  Your tax basis in the senior notes will be equal to your purchase price for the senior notes.

Sales and Other Taxable Dispositions of Senior Notes.  Absent a non-recognition provision, you will recognize gain or loss if you dispose of senior notes in an amount equal to the difference between your amount realized on your disposition of such senior notes and your tax basis in such senior notes.  Your selling expenses will reduces the amount of gain or increase the amount of loss recognized by you on your disposition of such senior notes.  Your gain or loss recognized generally will be capital gain or loss and will be long-term gain or loss if you held such senior notes for more than one year.  Long-term capital gains of individuals are subject to a maximum tax rate of 15%.   By contrast, short-term capital gains of individuals as well as any capital gains of corporate holders are subject to U.S. federal income tax at the same rates as ordinary income.   The deductibility of capital losses against ordinary income is subject to limitations.

Senior Notes Held By Non-U.S. Holders

Non-U.S. Holder.  This part of the discussion applies only to “non-U.S. holders”. You are “non-U.S. holder” if you are a beneficial owner of the senior notes and you are not a U.S. holder.

U.S. Federal Withholding Tax on Gross Amount of Interest.  In general, the 30% U.S. federal withholding tax will not apply to any payment of principal or interest  on the senior notes, provided that:

●	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting equity within the meaning of the Code and the Treasury regulations;

●	you are not a “controlled foreign corporation” that is related to us through equity ownership;

●	you are not a bank within the meaning of Section 881(c)(3)(A) of the Code; and

●
either (i) you provide your name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (ii) you hold the senior notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

If you cannot satisfy the requirements described above, interest paid to you will be subject to the 30% U.S. federal withholding tax, unless you are entitled to the benefit of a reduced rate of withholding under an applicable income tax treaty or the payments are exempt from withholding because they are subject to U.S. federal income tax on a net income basis (as described below) and you satisfy the applicable certification and disclosure requirements.  In order to claim a reduction in (or exemption from) the 30% U.S. federal withholding tax under an applicable income tax treaty, you must provide a properly executed IRS Form W-8BEN (or a suitable substitute form).

U.S. Federal Income Tax on Net Income.  If you are engaged in a trade or business in the United States within the meaning of Section 864 of the Code (and, if an applicable income tax treaty so requires, you maintain a permanent establishment within the United States within the meaning of such income tax treaty) and the interest on the senior notes is effectively connected with the conduct of that trade or business (and, if so required, attributable to that permanent establishment), then you will be subject to U.S. federal income tax on the interest on a net income basis (although exempt from the 30% U.S. federal withholding tax described above) in the same manner as if you were a U.S. holder.  You must provide an IRS Form W-8ECI (or a suitable substitute form) in order to establish the exemption from withholding on the income that is so subject to the U.S. tax on a net income basis.

In addition to the U.S. federal income tax described in the preceding paragraph, if you are a foreign corporation then you may also be subject a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to certain adjustments, that are effectively connected with the conduct of your trade or business in the United States.  For this purpose, interest on the senior notes will be included in earnings and profits.

Any gain realized on your disposition of the senior notes generally will not be subject to U.S. federal income tax unless:

●	that gain is effectively connected with the conduct of your trade or business in the United States; or

●	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Backup Withholding Tax and Information Reporting

U.S. Holders. Unless you are an exempt recipient (such as a corporation) payments under the senior notes may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if you fail to provide an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements.  Any amounts so withheld generally will be allowed as a credit against your U.S. federal income tax liability.

Non-U.S. Holders.  In general, the amount of interest paid to you and the U.S. tax withheld with respect to such interest, if any, must be reported annually to the IRS and you.  In general, no backup withholding will be required regarding payments to you on the senior notes provided that we do no have actual knowledge or reason to know that you are a U.S. person and you have satisfied the certification requirements described above under “—Non-U.S. Holders—U.S. Federal Withholding Tax”.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of senior notes made within the U.S. or conducted through certain U.S. financial intermediaries if:

●	the payor receives the required certification with respect to you and does not have actual knowledge or reason to know that you are a U.S. person; or

●	you otherwise establish an exemption.

Backup withholding may apply if you fail to comply with the applicable U.S. information reporting or certification requirements.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Pursuant to a remarketing agreement between, among others, us and ,                                  , as remarketing agent, the remarketing agent has agreed to use its reasonable best efforts to remarket the senior notes included in the remarketing at a price that will result in the aggregate gross proceeds from the sale of the senior notes so remarketed to equal 100.5% of the aggregate principal amount of such remarketed senior notes.  In connection with the remarketing, the interest rate on the senior notes, including those not included in the remarketing, will be reset to a rate of          % per year, which will be the rate sufficient to cause the aggregate gross proceeds from the sale of the remarketed senior notes to equal 100.5% of the aggregate principal amount of such remarketed senior notes.

Upon a successful remarketing, the proceeds from the remarketing of the senior notes comprising a part of the normal equity security units (i.e., units consisting, prior to the settlement of the remarketing, of an interest in a senior note and a related purchase contract), will be used to pay the remarketing agent a remarketing fee, to settle the applicable holder’s obligations under the related stock purchase contracts and the remaining proceeds, if any, will be paid to the holders of normal equity security units participating in the remarketing.  See “Use of Proceeds”.

Our expenses associated with this remarketing are approximately $            .  Except as described under “Use of Proceeds”, neither we nor the holders of senior notes participating in this remarketing will be responsible for any remarketing fee or commission in connection with this remarketing.

The senior notes have no established trading market and will not be listed on any national securities exchange. The remarketing agent has advised us that it intends to make a market in the senior notes but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for any senior notes.

To facilitate the remarketing of the senior notes, and in compliance with applicable law, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against, or to contribute to payments that the remarketing agent may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

In connection with this remarketing, we may submit an order to purchase all or a portion of the remarketed senior notes.  Any senior notes we repurchase will be retired.

The remarketing agent and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us and for certain of our affiliates, for which they received or will receive customary fees and expense reimbursements.

WHERE YOU CAN FIND MORE INFORMATION

Lazard Group files annual, quarterly and current reports and other information with the SEC. You may read and copy any document Lazard Group files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. You may obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

We maintain an Internet site at http://www.lazard.com. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase securities.

You should rely only upon the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are “incorporating by reference” into this prospectus specific documents that Lazard Group has filed with the SEC, which means that we are disclosing important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that Lazard Group files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, until all the senior notes offered by this prospectus are sold. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the SEC, including any information “furnished” pursuant to Items 2.02 or 7.01 of Form 8-K.

We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been furnished but not filed for purposes of the Exchange Act):

●	Lazard Group’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on February 28, 2008, and

●	Lazard Group’s Current Reports on Form 8-K filed with the SEC on February 1, 2008 and March 10, 2008.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference into this prospectus. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Lazard Group LLC, 30 Rockefeller Plaza, New York, New York 10020, (212) 632-6000, or you may visit our website at http://www.lazard.com for copies of any of such documents. Our website, and the information contained on or connected to that site, is not incorporated into this prospectus, and you should not rely on any such information in making your decision whether to purchase senior notes.

This prospectus or information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to our various SEC filings, as well as certain agreements that we will enter into in connection with the sale of senior notes. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us in the manner specified above.

You should rely only upon the information contained in this prospectus or incorporated by reference herein. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any subsequent prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

VALIDITY OF THE SENIOR NOTES

The validity of the senior notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York in connection with the remarketing, and for the remarketing agent by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Lazard Group LLC’s Annual Report on Form 10-K and the effectiveness of Lazard Group LLC’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

All expenses in connection with the issuance and distribution of the securities being registered will be paid by Lazard Group LLC (the “Registrant”). The following is an itemized statement of these expenses (all amounts are estimated):

Registration fee	$17,280
Printing expenses	$25,000
Legal fees and expenses	$250,000
Accounting fees and expenses	$25,000
Miscellaneous (including Trustee fees and expenses)	$49,500

Total	$366,780

Item 15.  Indemnification of Directors and Officers.

The operating agreement of the Registrant provides for indemnification of Lazard Group’s officers and directors against all liabilities and losses, incurred or suffered by such party as an officer or director of Lazard Group, to the fullest extent authorized by the General Corporation Law of the State of Delaware, if the Registrant were a corporation organized thereunder.

The directors and officers of the Registrant are covered by directors’ and officers’ insurance policies maintained by Lazard Group.

Subject to limitations imposed by Delaware law, the Registrant may enter into agreements that provide indemnification to its directors, officers and all other persons requested or authorized by its board of directors to take actions on behalf of the Registrant for all losses, damages, costs and expenses incurred by the indemnified person arising out of such person’s service in such capacity.

Item 16.  Exhibits.

2.1
Master Separation Agreement, dated as of May 10, 2005, by and among the Lazard Ltd, Lazard Group LLC, LAZ-MD Holdings LLC and LFCM Holdings LLC (incorporated by reference to Exhibit 2.1 to Lazard Ltd’s Quarterly Report (File No. 001-32492) on Form 10-Q filed on June 16, 2005).

2.2
Amendment No. 1, dated as of November 6, 2006, to the Master Separation Agreement, dated as of May 10, 2005, by and among Lazard Ltd, Lazard Group LLC and LAZ-MD Holdings LLC (incorporated by reference to Exhibit 2.2 to Lazard Ltd’s Quarterly Report (File No. 001-32492) on Form 10-Q filed on November 7, 2006).

4.1
Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.1.1
Second Supplemental Indenture, dated as of May 10, 2005, to the Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.37 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.1.2
Third Supplemental Indenture, dated as of December 19, 2005, to the Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.02 to Lazard Group LLC’s Current Report (File No. 333-126751) on Form 8-K filed on December 19, 2005).

5.1	Opinion of Cravath, Swaine & Moore LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
25.2
Statement of Eligibility of the Trustee under the Indenture referred to in Exhibit 4.1 (incorporated by reference to Exhibit 25.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

Item 17. Undertakings.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended (the “Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on April 7, 2008.

LAZARD GROUP LLC
By:	/s/ Bruce Wasserstein
Name: Title:	Bruce Wasserstein Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints MICHAEL J. CASTELLANO, SCOTT D. HOFFMAN AND WILLIAM J. WHITE, and each of them (with full power to act alone), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, of and supplements to this registration statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto any such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of their respective substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated below.

Signature	Title	Date

/s/ Bruce Wasserstein	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	April 7, 2008
Bruce Wasserstein

/s/ Michael J. Castellano	Chief Financial Officer (Principal Financial and Principal Accounting Officer)	April 7, 2008
Michael J. Castellano

/s/ Ronald J. Doerfler	Director	April 7, 2008
Ronald J. Doerfler

/s/ Steven J. Heyer	Director	April 7, 2008
Steven J. Heyer

/s/ Sylvia Jay	Director	April 7, 2008
Sylvia Jay

Signature	Title	Date

/s/ Ellis Jones	Director	April 7, 2008
Ellis Jones

/s/ Vernon E. Jordan, Jr.	Director	April 7, 2008
Vernon E. Jordan, Jr.

/s/ Hal S. Scott	Director	April 7, 2008
Hal S. Scott

/s/ Michael J. Turner	Director	April 7, 2008
Michael J. Turner

/s/ Dominique Ferrero	Director	April 7, 2008
Dominique Ferrero

EXHIBIT INDEX

Number	Exhibit
2.1
Master Separation Agreement, dated as of May 10, 2005, by and among the Lazard Ltd, Lazard Group LLC, LAZ-MD Holdings LLC and LFCM Holdings LLC (incorporated by reference to Exhibit 2.1 to Lazard Ltd’s Quarterly Report (File No. 001-32492) on Form 10-Q filed on June 16, 2005).

2.2
Amendment No. 1, dated as of November 6, 2006, to the Master Separation Agreement, dated as of May 10, 2005, by and among Lazard Ltd, Lazard Group LLC and LAZ-MD Holdings LLC (incorporated by reference to Exhibit 2.2 to Lazard Ltd’s Quarterly Report (File No. 001-32492) on Form 10-Q filed on November 7, 2006).

4.1
Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.1.1
Second Supplemental Indenture, dated as of May 10, 2005, to the Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 10.37 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).

4.1.2
Third Supplemental Indenture, dated as of December 19, 2005, to the Indenture, dated as of May 10, 2005, by and between Lazard Group LLC and The Bank of New York, as Trustee (incorporated by reference to Exhibit 4.02 to Lazard Group LLC’s Current Report (File No. 333-126751) on Form 8-K filed on December 19, 2005).

5.1	Opinion of Cravath, Swaine & Moore LLP.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.2	Consent of Cravath, Swaine & Moore LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page to this Registration Statement).
25.2
Statement of Eligibility of the Trustee under the Indenture referred to in Exhibit 4.1 (incorporated by reference to Exhibit 25.1 to Lazard Group LLC’s Registration Statement (File No. 333-126751) on Form S-4 filed on July 21, 2005).